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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[x]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Marquette Medical Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  $500 per party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

SEC 1913 (12/95)

                        MARQUETTE MEDICAL SYSTEMS, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 15, 1998

To the shareholders of Marquette Medical Systems, Inc.:

  NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Marquette Medical Systems, Inc., a Wisconsin corporation (the "Company"), will be held on Wednesday, July 15, 1998, at 9:00 a.m., at the Company's offices, 8200 West Tower Avenue, Milwaukee, Wisconsin, 53223 for the following purposes:

    1. To elect six directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for fiscal 1999;

    3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the proxy statement accompanying this notice.

  The Board of Directors has fixed the close of business on June 15, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at this annual meeting or any adjournment or postponement thereof.

  ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          By Order of the Board of Directors

                                          Gordon W. Petersen, Secretary

Milwaukee, Wisconsin
June 25, 1998

                        MARQUETTE MEDICAL SYSTEMS, INC.

                               ----------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 15, 1998

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Marquette Medical Systems, Inc., a Wisconsin corporation (the "Company"), for use at the Annual Meeting of shareholders to be held on July 15, 1998, at 9:00 a.m., or any adjournment or postponement thereof (the "Meeting") for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Meeting will be held at the offices of the Company, 8200 West Tower Avenue, Milwaukee, Wisconsin.

  This Proxy Statement and accompanying Proxy are scheduled to be mailed to all shareholders entitled to vote at the Meeting, commencing June 25, 1998.

OUTSTANDING SHARES AND VOTING RIGHTS

  Only shareholders of record at the close of business on June 15, 1998, will be entitled to notice of and to vote at the Meeting. At the close of business on June 1, 1998, the Company had outstanding 17,905,998 common shares, $0.10 par value ("Common Stock").

  Each share of Common Stock outstanding on the record date is entitled to one vote. With respect to the election of directors, cumulative voting is not permitted.

  The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Meeting or any adjournment or postponement thereof.

  The vote of (i) a plurality of the shares cast in person or by proxy is required to elect the nominees for Directors (Proposal 1); and (ii) a majority of the shares cast in person or by proxy is required to ratify the selection of Arthur Andersen LLP as independent auditors of the Company's financial statements for the fiscal year ending April 30, 1999 (Proposal 2). Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of election appointed for the Meeting who will also determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by (i) filing with the Secretary of the Company at the Company's principal executive office, at or before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Marquette Medical Systems, Inc., 8200 West Tower Avenue, Milwaukee, Wisconsin 53223,
Attention: Secretary or hand delivered to the Secretary at or before the taking of the vote at the Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies in the enclosed form, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. The original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other regular employees of the Company; no additional compensation will be paid to directors, officers, or other regular employees for such services. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries. The Company will, upon request, reimburse the custodians, nominees, and fiduciaries for reasonable expenses incurred in connection with such arrangements.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually. The terms of office of all directors expire on the date of the Meeting. Six directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and have qualified or until any such director's death, resignation, or removal from office.

  Each of the six nominees listed below is currently a director of the Company and, except for Dr. Robertson, who was appointed by the Board to fill the vacancy created by the resignation of Timothy C. Mickelson, was elected to the Board of Directors by the shareholders at the Company's 1997 annual shareholders' meeting.

  Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. Should any nominee become unavailable to serve as a director or any vacancy occur before the election (which events are not anticipated), such shares will be voted for the election of such substitute nominee as management may propose or the authorized number of directors may be reduced. If, for any reason, the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this proxy statement. Each person nominated for election has agreed to serve if elected. The six candidates receiving the highest number of the affirmative votes cast at the Meeting will be elected directors of the Company.

NOMINEES

  The names of the nominees and certain information about them, based on information furnished by them, are set forth below:

                                                                        DIRECTOR
            NAME              AGE       POSITION WITH THE COMPANY        SINCE
            ----              --- ------------------------------------- --------
Michael J. Cudahy(/1/)(/4/)   74  Director and Chairman of the Board      1965
John G. Bollinger(/2/)(/3/)   63  Director                                1996
Frederick A. Robertson(/1/)   42  Director, Chief Executive Officer and
                                  President--Monitoring Group             1997
Frederick G. Luber(/1/)(/2/)  72  Director                                1968
Melvin S. Newman(/1/)(/2/)    62  Director and Assistant Secretary        1969
Walter L. Robb(/3/)(/4/)      70  Director                                1982

--------
(1) Member of the Executive Committee of the Board of Directors
(2) Member of the Audit Committee of the Board of Directors
(3) Member of the Human Resources Committee of the Board of Directors
(4) Member of the Nominating and Proxy Committee of the Board of Directors

  There is no family relationship between any of the nominees or between any nominee and any of the Company's executive officers.

  John G. Bollinger has been Dean of the College of Engineering of the University of Wisconsin-Madison, since 1982. Dr. Bollinger served as a director of E for M Corporation, a wholly-owned subsidiary of the Company from March, 1992 until December, 1995. Dr. Bollinger also serves as a director of Andrew Corporation and The Kohler Company.

  Michael J. Cudahy, Chairman of the Board, co-founded the Company in July 1965. He has served as Chairman of the Board since the Company was incorporated and served as Chief Executive Officer of the Company until November, 1997.

  Frederick G. Luber has been Chairman of the Board of Super Steel Products Corp. of Milwaukee, Wisconsin, a steel fabricating company, since 1966.

  Melvin S. Newman is, and has been since 1965, a partner in Schoenberg, Fisher, Newman & Rosenberg, Ltd., counsel for the Company.

  Walter L. Robb served as Senior Vice President--Corporate Research and Development for General Electric Company from September, 1986, until he retired in December, 1992. He is the founder, and serves as President of Vantage Management, Inc., a consulting and investment company. Dr. Robb also serves as a director of Neopath, Inc., Cree Research, Inc., Mechanical Technology, Inc. and Celgene Corp.

  Frederick A. Robertson became Chief Executive Officer and President-- Monitoring Group of the Company and was appointed as a director of the Company by the Board of Directors on November 25, 1997. Dr. Robertson became employed by the Company in January, 1993 as Medical Director where he served as such until June, 1994, when he was elected President of the Company's Monitoring Division. Dr. Robertson resigned his presidency in January, 1997, and reassumed his position as part-time Medical Director until November, 1997, when he was elected as Chief Executive Officer and President of the Company's Monitoring Group. During the ten years preceding his employment by the Company, Dr. Robertson was a practicing anesthesiologist and a shareholder, director and officer of Anesthesia Service Medical Group, based in San Diego, California.

CERTAIN INFORMATION CONCERNING THE BOARD

  The Board has standing Executive, Audit, Nominating and Proxy, and Human Resources Committees which are appointed at the annual meeting of the Board of Directors.

  The Executive Committee, subject to certain limitations, has authority to adopt resolutions on behalf of the Board and to perform its functions in the absence of formal Board meetings. The current members of the Executive Committee are Michael J. Cudahy, Frederick G. Luber, Frederick A. Robertson, and Melvin S. Newman.

  The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to it by the Board. The current members of the Audit Committee are John G. Bollinger, Frederick G. Luber, and Melvin S. Newman.

  The Human Resources Committee recommends the nature and amount of compensation to be paid to the Company's officers, reviews and recommends the adoption of compensation and benefit plans for the Company and authorizes the grant of stock options and sets the terms of stock options granted under the Company's Amended and Restated Stock Option Plan for Employees of Marquette Medical Systems, Inc. (the "Stock Option Plan" or "Plan"). The current members of the Human Resources Committee are John G. Bollinger and Walter L. Robb.

  The Nominating and Proxy Committee recommends to the Board nominees for directors, including individuals recommended by shareholders, for whom proxies should be solicited by the Company, and recommends to the Board a nominee for President of the Company. Any shareholder who wishes to have the Nominating and Proxy Committee consider a candidate for nomination as a director should submit, in writing, the name of the candidate, together with biographical or other relevant information regarding his qualifications and the written consent of the candidate to serve if nominated and elected. Such submissions should be addressed to the Nominating and Proxy Committee, care of the Secretary of the Company at the Company's address as set forth on the first page of this proxy statement and delivered between May 5, 1999, and May 30, 1999 for consideration for the 1999 annual meeting of shareholders. The current members of the Nominating and Proxy Committee are Michael J. Cudahy and Walter L. Robb.

  During the fiscal year ended April 30, 1998, the Board of Directors held four meetings, the Audit Committee held two meetings, and the Human Resources Committee held three meetings. Neither the Executive Committee nor the Nominating and Proxy Committee held any meetings during the year, although various actions were taken by the Executive Committee by unanimous written consent of its members.

  During fiscal 1998, no incumbent Board member attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a director and (ii) the total number of meetings of all committees of the Board on which he served during the periods that he served.

  Each non-employee director in August, 1997 was granted an option to purchase 4,000 shares of Common Stock at an exercise price of $26.75 (being the last transaction price of such shares on the date preceding the date of the grant as quoted on the NASDAQ National Market System) pursuant to the Marquette Medical Systems, Inc. Directors (Non-Employee) Stock Option Plan ("Directors Plan"). Each non-employee director elected at the Meeting will be granted, pursuant to the Directors' Plan, another option to purchase 4,000 shares of Common Stock at the last transaction price as quoted on the NASDAQ National Market System of the shares on the date preceding the date of the grant.

  Provided that the director continues to serve as such, each option granted under the Directors Plan is exercisable for a period of ten years following the date of the grant, subject to vesting at the rate of twenty-five percent (25%) per year over the first four (4) years following the date of the grant. At such time as a director no longer serves as such, vesting ceases and the remaining term of the option is reduced to three years unless the termination occurs by reason of the director's death or his belief that he has become permanently physically or mentally disabled, in which event the remaining term is reduced to five years.

  Except for options granted under the Directors' Plan, no fee or other compensation is paid for Board or committee meetings attended or services as a director. Directors are reimbursed for out of pocket travel expenses associated with their attendance at Board meetings.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

                                  PROPOSAL 2:

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending April 30, 1999, and has directed that this selection be submitted for ratification by the shareholders at the Meeting. Arthur Andersen LLP was engaged by the Company in 1970, to audit its statements and has continued to audit the Company's financial statements since that time. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Meeting will be required to ratify the selection of Arthur Andersen LLP.

                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            IN FAVOR OF PROPOSAL 2.

                   STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

  The following table sets forth the beneficial ownership of the Company's Common Stock as of June 1, 1998, by each director, each person known by the Company to own beneficially more than five percent of the Company's Common Stock, and all directors, nominees for directors and executive officers as a group, based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

                                           COMMON STOCK
                                        BENEFICIALLY OWNED
                                       -----------------------------------------
                                                                     PERCENTAGE
                                       NUMBER OF                      OF CLASS
NAME AND ADDRESS                        SHARES                       OUTSTANDING
----------------                       ---------                     -----------
Michael J. Cudahy....................  3,401,060(/1/)(/2/)              18.73%
8200 West Tower Avenue
Milwaukee, Wisconsin 53223
Norwest Bank Minnesota (N.A.)
6th Street and Marquette Avenue
Minneapolis, Minnesota 55479
 As trustee under the Marquette
  Medical Systems, Inc. Profit
  Sharing 401(k) Plan................  1,781,207(/3/)                    9.95%
 As trustee under other trusts.......     22,800                            *
John G. Bollinger....................      1,000(/4/)                       *
Frederick G. Luber...................    288,045(/5/)(/6/)               1.61%
Frederick A. Robertson...............      5,080(/1/)(/7/)                  *
Melvin S. Newman.....................     69,000(/5/)                       *
Walter L. Robb.......................     21,100(/5/)                       *
All directors and officers as a group
 (12 persons)........................  3,963,404(/1/)(/2/)(/5/)(/8/)    21.67%

--------
* The amount shown is less than one percent of the outstanding shares of such class.
(1) Includes shares allocated to the shareholder's account under the Company's Profit Sharing and 401(k) Plan.
(2) Includes 5,000 shares owned by The Michael J. Cudahy Charitable Foundation and 250,000 shares covered by an option granted by the Company exercisable within 60 days.
(3) Participants in the Profit Sharing-401(k) Plan have the right to direct the voting of allocated shares by Norwest Bank Minnesota (N.A.), the trustee.
(4) Consists of shares covered by options issued under the Directors Plan exercisable within 60 days.
(5) Includes 10,000 shares covered by options issued under the Directors Plan exercisable within 60 days.
(6) Includes 28,300 shares owned by The Anne and Fred Luber Foundation.
(7) Includes 5,000 shares covered by options granted under the Stock Option Plan exercisable within 60 days.
(8) Includes 385,282 shares covered by options granted under the Stock Option Plan and under the Directors Plan exercisable within 60 days.

                        EXECUTIVE OFFICER COMPENSATION

  The following table shows the compensation for the past three fiscal years of the Company for (i) the Chief Executive Officer; and (ii) each of the Company's four other most highly compensated executive officers serving as executive officers on April 30, 1998 and Timothy C. Mickelson who, but for the fact that he was not serving as an executive officer as of April 30, 1998, would have been among the four most highly compensated executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                           ANNUAL COMPENSATION            AWARDS
                                    ---------------------------------  ------------
                                                                        SECURITIES
   NAME AND PRINCIPAL       YEAR                       OTHER ANNUAL     UNDERLYING     ALL OTHER
        POSITION         (APRIL 30)  SALARY   BONUS   COMPENSATION(1)    OPTIONS    COMPENSATION(2)
------------------------ ---------- -------- -------- ---------------  ------------ ---------------
Michael J. Cudahy           1998    $237,500 $ 83,183     $   -0-        250,000        $7,507
 Chairman of the Board      1997     300,000   22,471         -0-            -0-         6,756
                            1996     300,000    2,262         -0-            -0-         4,513
Frederick A. Robertson      1998     174,000   74,526         -0-        150,000         6,466
 Chief Executive            1997     184,750   57,062         -0-            -0-         9,135
 Officer;
 President--Monitoring      1996     175,000   76,283         -0-          9,700         8,146
 Group
Louis P. Scafuri            1998     213,752  135,773         -0-        175,000         7,507
 Chief Operating Officer    1997     160,000   64,092      91,777(/3/)     7,600         9,458
 and President--            1996     105,539    2,407         -0-        100,000         1,595
 Cardiology Group
Mary M. Kabacinski          1998     180,000   62,368         -0-          7,100         7,507
 Senior Vice President      1997     170,000   36,748         -0-          8,000         9,458
 and
 Chief Financial Officer    1996     160,000   25,291         -0-          8,900         7,993
Mark R. Tauscher(/5/)       1998     160,000   71,568      31,571(/4/)     6,300         1,901
 Senior Vice President--    1997      69,743   37,138      10,000(/4/)    60,000           -0-
 Supplies
Timothy C.                  1998     275,000   51,645         -0-            -0-           -0-
Mickelson(/6/)
 President and Chief        1997     250,000   57,402      72,954(/7/)    11,900         9,458
 Operating Officer          1996     229,280   35,473         -0-        100,000         8,253

--------
(1) While the Named Executive Officers enjoy certain perquisites, for the year ending April 30, 1997 these did not exceed $50,000 or ten percent (10%) of any officer's salary and bonus.
(2) These figures represent the amount of the Company's contribution to its Profit Sharing and 401(k) Plan allocated to the officer.
(3) Reimbursement of expenses incurred by Mr. Scafuri in relocating from Massachusetts to Connecticut.
(4) Reimbursement of expenses incurred by Mr. Tauscher in relocating to Florida.
(5) Mr. Tauscher became employed by the Company in November, 1996.
(6) Dr. Mickelson served as President and Chief Operating Officer until November 25, 1997.
(7) Reimbursement of expenses incurred by Dr. Mickelson in relocating from Connecticut to Wisconsin.

OPTIONS GRANTED IN LAST FISCAL YEAR

  The following table provides information related to options granted to the Chief Executive Officer and Named Executive Officers during the fiscal year ending April 30, 1998 and the number and value of options held at year end:

                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL RATES OF
                                                                                      STOCK APPRECIATION
                                                                                        FOR OPTION TERM
                                             INDIVIDUAL GRANTS                      COMPOUNDED ANNUALLY(3)
                          ------------------------------------------------------- ---------------------------
                             NUMBER OF    PERCENT OF TOTAL
                            SECURITIES    OPTIONS GRANTED
                            UNDERLYING      TO EMPLOYEES   EXERCISE OR
                          OPTIONS GRANTED  IN FISCAL YEAR  BASE PRICE  EXPIRATION      5%            10%
NAME                            (#)             (%)         ($/SHARE)     DATE         ($)           ($)
----                      --------------- ---------------- ----------- ---------- ------------- -------------
Michael J. Cudahy(/1/)..      250,000          29.9%          20.63      5/28/07      3,243,524     8,219,727
Frederick A.
 Robertson(/2/).........      150,000          17.9%          22.50     11/24/07      2,122,519     5,378,881
Louis P. Scafuri(/2/)...       25,000           3.0%          23.25       6/1/07        365,545       926,363
                              150,000          17.9%          22.50     11/24/07      2,122,519     5,378,881
Mary M. Kabacinski(/2/).        7,100           0.8%          25.09      2/19/08        112,031       283,908
Mark R. Tauscher(/2/)...        6,300           0.8%          25.09      2/19/08         99,407       251,918
Timothy C. Mickelson....          -0-           0.0%           0.00       n/a               -0-           -0-

--------
(1) Fully exercisable.
(2) Exercisable to the extent of 20% of the shares as of the first anniversary of the date of the grant and an additional 20% on or after each of the next four anniversaries of the date of the grant.
(3) The realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the five percent and ten percent rates (determined from the price at the date of the grant and not the stock's current market value) and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price. The actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, as well as the option holder's continued employment with the Company through the vesting period. The potential realizable value calculation assumes that the option holder waits until the end of the option term (10 years from the date of grant) to exercise the option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUE

  The following table provides information related to options exercised by the Chief Executive Officer and the Named Executive Officers during the fiscal year ending April 30, 1998, and the number and value of options held at year end:

                                                                        VALUE OF
                                                    NUMBER OF      UNEXERCISED IN-THE-
                                               UNEXERCISED OPTIONS  MONEY OPTIONS AT
                                                AT APRIL 30, 1998    APRIL 30, 1998
                           SHARES                      (#)                 ($)
                          ACQUIRED     VALUE   ------------------- -------------------
                         ON EXERCISE REALIZED     EXERCISABLE/        EXERCISABLE/
NAME                         (#)      ($)(1)      UNEXERCISABLE     UNEXERCISABLE(2)
----                     ----------- --------- ------------------- -------------------
Michael J. Cudahy.......      -0-          -0-   250,000/0         1,592,500/0
Frederick A. Robertson..   35,000      318,125     5,000/209,700      38,750/1,409,500
Louis P. Scafuri........    7,000       77,406    14,520/251,080     145,070/1,535,690
Mary M. Kabacinski......   13,000      153,125    51,600/72,400      648,300/783,261
Mark R. Tauscher........      -0-          -0-         0/66,300            0/552,033
Timothy C. Mickelson....   93,000    1,155,113    25,000/0           209,250/0

--------
(1) Based on the closing price of the Common Stock on the date of exercise as quoted on the NASDAQ National Market System, less the exercise price.
(2) Based on the closing price of the Common Stock on April 30, 1998 as quoted on the NASDAQ National Market System ($27.00) less the exercise price.

AGREEMENTS WITH OFFICERS

  On February 27, 1998, the Company entered into a Severance Agreement with Frederick A. Robertson, the Company's Chief Executive Officer and a director, pursuant to which the parties agreed that in the event the Company shall terminate Dr. Robertson's employment on or before November 30, 1999, other than for reasons involving moral turpitude, Dr. Robertson will provide consulting services to the Company for a 90 day period following the termination and that the Company will pay Dr. Robertson a consulting fee over 12 months equal to his annual base salary in effect as of the date of his termination. The Company's obligation to continue to make payments will end if Dr. Robertson becomes employed by a competitor of the Company.

  On March 11, 1998, the Company entered into a Severance Agreement with Timothy C. Mickelson, who served as President of the Company until November 25, 1997, and as a director of the Company until March 11, 1998, pursuant to which the Company agreed to pay to Dr. Mickelson during calendar year 1998 the sum of $275,000 less such compensation that Dr. Mickelson may earn during that period while in the employ of any other company. The Company's obligation to continue payments (at the rate of $22,917 per month) terminates in the event that Dr. Mickelson becomes employed by or associated with certain named competitors of the Company. Under the terms of the Agreement, the Company also agreed to pay Dr. Mickelson the estimated pro rata portion of the incentive bonus that would have been earned had he stayed in the Company's employ until April 30, 1998 and extended Dr. Mickelson's right to exercise stock options covering a total of 100,700 shares of Common Stock to January 1, 2000. The Company also agreed to continue Dr. Mickelson's health and dental insurance coverage through December 31, 1998 at the Company's expense and to reimburse Dr. Mickelson for certain out placement services that may be incurred by Dr. Mickelson during 1998 to a maximum of $23,000.

                    REPORT OF THE HUMAN RESOURCES COMMITTEE

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Human Resources Committee is comprised of Drs. John G. Bollinger and Walter L. Robb. Neither of the members of the Human Resources Committee is or has been an employee or officer of the Company.

OVERVIEW AND PHILOSOPHY

  The Human Resources Committee is responsible for authorizing grants of stock options under the Stock Option Plan and for establishing and administering the Company's executive compensation policies and recommends to the Board of Directors the compensation to be paid to the Company's executive officers, including the Company's Chief Executive Officer. In formulating its recommendations, the Human Resources Committee relies on information from surveys, consultants and Company officers.

  In adopting and administering its policies, the Committee pursues the following objectives as guidelines:

    To provide a compensation package competitive with those offered by other health care equipment and health care product manufacturers to attract and retain talented and devoted key executives.

    To reward successful achievement by executive officers of defined objectives, subject, to some extent, to the overall success of the Company during the measurement period.

    To align the executive officers' interest with that of the Company's shareholders through the grant of stock options.

  The Committee resorts to reports prepared by one or more nationally recognized consulting firms who provide information on salaries paid by health care equipment manufacturers and who publish surveys containing such information to determine competitive compensation levels.

EXECUTIVE OFFICER COMPENSATION PROGRAM COMPONENTS

  For the past fiscal year, the executive compensation program consisted of three principal elements:

    1. A base compensation targeted at competitive medians of a peer group of successful health care device manufacturers, guided by an independent salary survey. A number of the health care device manufacturers with whom the Company's salary levels are compared are normally included among those companies used to determine the S&P Medical Products and Supplies Index displayed in the stock price performance graph (see page 11), although the performance of additional companies are used in the preparation of that index.

    2. The Company maintains an Incentive Compensation Plan ("ICP") in which the Company's executive officers and key managers participate. The ICP is an annual incentive plan that provides cash compensation based on the achievement of goals set by the Committee for each of the Company's executive officers and other key managers whose participation is approved by the Board of Directors. For fiscal 1998, various corporate and divisional performance goals were set for each officer and the key manager such as the attainment of corporate or divisional revenue, net income and cash flow targets, as were set forth in the Company's business plan for that fiscal year.

    The actual award earned depends upon the degree of attainment of several Company and/or divisional goals established by the Committee, the goals for each executive officer differing, depending on his or her function and responsibilities. The goals are based on internal business plan objectives that incorporate aggressive growth assumptions and each executive officer is assigned several goals of varying weights. Participants in the ICP may earn between 0% and 150% of the bonus target, depending upon the degree of goal attainment. The Company's Chief Executive Officer has the power to increase or decrease the bonus earned by any Participant in the ICP by up to ten percent, based upon the President's evaluation of the participant's overall performance.

    For fiscal 1998, executive officers earned an average of 88.1% of their bonus targets under the ICP.

    3. Incentive and non-qualified stock options are awarded by the Human Resources Committee, based upon the recommendation of the Chief Executive Officer and the Company's Human Resource Department. The Human Resources Committee believes that the Company's interest is furthered by requiring its executive officers to benefit from option exercises over an extended period. During the past fiscal year stock options were granted to the executive officers of the Company covering an aggregate of 612,800 shares of Common Stock. The Human Resources Committee does consider prior options granted to executive officers in determining any subsequent grants.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Michael J. Cudahy served as the Company's Chief Executive Officer until November 25, 1997, when he resigned and Dr. Frederick A. Robertson was elected as Chief Executive Officer by the Board of Directors. Mr. Cudahy's base annual compensation was set at $300,000, a rate that has remained in effect since 1989. Mr. Cudahy also participated in the ICP during fiscal 1998.

  Mr. Robertson's compensation was recommended by the Human Resources Committee based upon negotiations with Dr. Robertson that preceded his election as Chief Executive Officer of the Company. The Committee took into consideration competitive factors and the career alternatives that were available to Dr. Robertson in the practice of medicine. The Committee concluded and recommended to the Board that Dr. Robertson's compensation be set at the same compensation paid to Mr. Cudahy and in lieu of participating in the ICP during fiscal 1998 that he receive a $120,000 bonus payable in two annual installments. The Committee also recommended the grant of an incentive stock option to Dr. Robertson covering 150,000 shares of the Company's Common Stock and the execution of a Severance Agreement with Dr. Robertson, the terms of which are described on page 8. Inasmuch as Dr. Robertson assumed the position of Chief Executive Officer this year, his compensation, as recommended by the Committee, had no relationship to the Company's performance.

SECTION 162(M)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during the taxable year (in the case of the Company, its fiscal year) to a Company's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

  For fiscal 1998, the Committee does not contemplate that there will be non-deductible compensation for the six Company positions in question, although the exercise by Mr. Cudahy of his option granted on June 24, 1997, would, if the fair value of the Common Stock purchased exceeds the exercise price by more than $1,000,000, result in non-deductibility of such excess. The Human Resources Committee plans to review this matter for 1999, and, unless circumstances justify otherwise, take such actions as are necessary to comply with Section 162(m)to avoid non-deductible compensation payments.

                                          HUMAN RESOURCES COMMITTEE

                                          John G. Bollinger
                                          Walter L. Robb

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the Company's cumulative total shareholder return on its Common Stock for a five-year period (May 1, 1993 to April 30, 1998) with the cumulative total return of the NASDAQ Composite Stock Index and the S&P Medical Products and Supplies Index (dividends invested). The graph assumes $100 was invested on May 1, 1993 in the Common Stock, the NASDAQ Stock Market-U.S. Index and the S&P Medical Products and Supplies Index.


Research Data Group                     Peer Group Total Return Worksheet

Marquette Med Sys Inc (MARQ)


                                              Cumulative Total Return
                                    -----------------------------------------
                                      4/93   4/94   4/95   4/96   4/97   4/98

Marquette Med Sys Inc         MARQ    100    103    127    120    134     180
NASDAQ STOCK MARKET (U.S)             100    111    129    184    195     292
S&P HLTH CARE (MED PRODS & SUPPLS)    100     94    146    198    230     329


                                     LOGO

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make or endorse any predictions as to future stock performance.

  The stock price performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement to any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

CERTAIN TRANSACTIONS

  During the fiscal year ending April 30, 1998, the Company paid to Cozzens & Cudahy Air, Inc., a corporation, all of whose shares of stock are owned by Michael J. Cudahy, the sum of $344,226 as compensation for the use by the Company of a jet airplane. The Company believes that the rates paid by the Company were competitive with those available from third parties and were at prevailing market rates.

  Schoenberg, Fisher, Newman and Rosenberg, Ltd. ("SFNR"), 222 South Riverside Plaza, Chicago, Illinois has served as general counsel to the Company since 1965. Melvin S. Newman is a partner in SFNR. The Company paid SFNR legal fees in the amount of $389,142 during the Company's last fiscal year.

                         FUTURE SHAREHOLDER PROPOSALS

  Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1999 annual meeting of shareholders must be received by the Company at its offices at 8200 West Tower Avenue, Milwaukee, Wisconsin between April 22, 1999 and May 15, 1999, in order to be included in the proxy statement and proxy relating to that meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that its officers, directors, and greater than ten percent beneficial owners complied with all applicable section 16(a) filing requirements.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

  The Board of Directors hopes that shareholders will attend the Meeting. Whether or not you plan to attend, you are urged to complete, sign, and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Share-holders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                       ADDITIONAL FINANCIAL INFORMATION

  The Company will furnish to any shareholder of record as of June 15, 1998 (or any beneficial owner representing that he is or was entitled to vote at the Meeting) a copy of its Form 10-K Annual Report for the year ended April 30, 1998 (including statements and financial statement schedules, but excluding other exhibits) without charge, upon written request addressed to the Secretary of the Company at its principal offices located at 8200 West Tower Avenue, Milwaukee, Wisconsin, 53223.

                                          By Order of the Board of Directors

                                          Gordon W. Petersen, Secretary

Milwaukee, Wisconsin
June 25, 1998

                        Marquette Medical Systems, Inc.


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R
O           FOR THE ANNUAL MEETING OF SHAREHOLDERS - JULY 15, 1998
X
Y
     Michael J. Cudahy and Mary M. Kabacinski, or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of shareholders of Marquette Medical Systems, Inc. (the "Company"), to be held at the Company's offices at 8200 West Tower Avenue, Milwaukee, Wisconsin, 53223 at 9:00 a.m. on July 15, 1998, or any adjournment or postponement thereof, as set forth on the reverse side.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR APPROVAL OF THE OTHER PROPOSALS LISTED ON THE REVERSE SIDE.

          This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR the other proposals listed on the reverse side.

                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

                                  SEE REVERSE
                                     SIDE


1. To elect six directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Nominees:
John G. Bollinger, Michael J. Cudahy, Frederick G. Luber, Frederick A. Robertson, Melvin S. Newman and Walter L. Robb

                                 FOR    WITHHELD

                                 [ ]      [ ]


---------------------              MARK HERE
For all nominees                   FOR ADDRESS
except as noted above              CHANGE AND
                                   NOTE BELOW

                                      [  ]

2. To ratify the selection of Arthur Andersen LLP. as the Company's indepen dent public accountants for fiscal 1999.

                            FOR    AGAINST    ABSTAIN

                            [ ]      [ ]        [ ]

3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the 1998 annual meeting or any adjournment or postponement thereof.

                            FOR    AGAINST    ABSTAIN

                            [ ]      [ ]        [ ]

Please sign exactly as name appears at left. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If signor is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If a partnership, please sign partner ship name by authorized person. If share certificate is registered in two names both should sign.



Signature_________________________Date______



Signature_________________________Date______


PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD PROMPTLY USING THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.